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                                   EXHIBIT 9

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                           Administration Agreement








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                               ADMINISTRATION AGREEMENT


    THIS AGREEMENT is made as of the 3rd day of September, 1997 by and between THE PHOENIX-ENGEMANN FUNDS, a Massachusetts business trust (the "Trust"), and PHOENIX EQUITY PLANNING CORPORATION, a Connecticut corporation (the "Administrator"), with respect to each Series or Fund of the Trust set forth in Appendix A hereto, as may be amended from time to time (the "Funds").

                                      WITNESSETH

    WHEREAS, the Trust is registered as an open-end, diversified management investment company under the Investment Company Act of 1940, as amended (the "1940 Act"); and

    WHEREAS, the Trust wishes to retain the Administrator to provide the administrative and shareholder services needed for each Fund, and the Administrator is willing to furnish such services;

    NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, it is agreed between the parties hereto as follows:

    1. APPOINTMENT. The Trust hereby appoints the Administrator to provide certain administrative and shareholder services to the Fund and to pay for all normal operating expenses of each Fund, except for fees and expenses associated with investment management services and service fees to be paid to service providers in whose name or nominee's name shares of a Fund are registered for services to the holders of such shares, for the period and on such terms set forth in this Agreement. The Administrator accepts such appointment and agrees to furnish such services in return for compensation as provided in Paragraph 8 of this Agreement. The Administrator agrees to comply with all relevant provisions of the 1940 Act and applicable rules and regulations thereunder.

    2.   SERVICES AND RESPONSIBILITIES ON A CONTINUING BASIS.

         (a) The Administrator will provide for the following services on a regular basis which shall be daily, weekly or as otherwise appropriate, unless otherwise specified by the Trust:

              (i) preparing any or all tax returns, securities, filings, periodic financial reports, prospectuses, statements of additional information, shareholder reports and other regulatory reports that are required of the Funds;

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              (ii)    issuing correspondence to shareholders (including, upon
                      request, copies, but not originals, of regular correspondence, confirmations or regular statements of account);

              (iii) mailing shareholder reports and prospectuses pursuant to requests of shareholders;

              (iv) providing assistance and personnel necessary to maintain each Fund's qualification and/or registration to sell shares in each state where the Administrator has determined such qualification and/or registration to be advisable; and

              (v) providing Fund accounting services, including without limitation furnishing assistance and personnel necessary to price the portfolio securities of each Fund, calculate each Fund's net asset value for purposes of reporting to the public and other purposes, and prepare and maintain the books and records with respect to the Fund's investment portfolio as required by applicable laws.

         (b) The Administrator will pay for the following expenses on behalf of each Fund:

              (i) the fees and expenses of service providers employed by the Trust to perform services with respect to all aspects of each Fund's normal operations (except fees and expenses to be paid to or borne by the Manager under the Investment Management Agreement referenced in Section 7 of this Agreement for investment management and other services and service fees to be paid by each Fund to service providers in whose name or nominee's name shares of a Fund are registered for services to the holders of such shares), including all matters relating to the functions of the custodian, transfer agent, dividend disbursing agent, auditors, attorneys and other parties performing services or operational functions for each Fund; and

              (ii) all other fees and expenses incurred in the normal operations of the Funds to the extent not provided by the


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                      Administrator pursuant to Paragraph 2(a) above (except
                      fees and expenses to be paid to or borne by the Manager under the Investment Management Agreement referenced in
                      Section 7 of this Agreement for investment management and other services and service fees to be paid by each Fund to service providers in whose name or nominee's name shares of a Fund are registered for services to the holders of such shares), including but not limited to: insurance premiums; printing and mailing of all reports, prospectuses, and statements of additional information to existing and potential shareholders; all costs associated with shareholder meetings and the preparation and dissemination of proxy solicitation materials; state and federal filing fees; and dues and other costs of membership in industry associations.

    3. STANDARD OF CARE. The Administrator shall be under no duty to take any action on behalf of the Funds except as specifically set forth herein or as may be specifically agreed to by the Administrator in writing. In the performance of its duties hereunder, the Administrator shall be obligated to exercise due care and diligence and to act in good faith and to use its best efforts. Without limiting the generality of the foregoing or of any other provision of this Agreement, the Administrator shall not be liable for delays or errors or loss of data occurring by reason of circumstances beyond the Administrator's control.

    4. RELIANCE UPON INSTRUCTIONS. The Trust agrees that the Administrator shall be entitled to rely upon any instructions, oral or written, actually received by the Administrator and shall incur no liability to the Trust in acting upon such oral or written instructions, provided such instructions reasonably appear to have been received from an officer of the Trust or any other person duly authorized by the Board of Trustees of the Trust to give oral or written instructions on behalf of the Trust or any Fund.

    5. CONFIDENTIALITY. The Administrator agrees on behalf of itself and its employees to treat confidentially all records and other information relative to the Funds and the Trust, and all prior, present or potential Shareholders of the Fund, except after prior notification to, and approval of release of information in writing by, the Trust, which approval shall not be unreasonably withheld, and may not be withheld where the Administrator may be exposed to civil or criminal contempt proceedings for failure to comply, when requested to divulge such information by duly constituted authorities, or when so requested by the Trust.


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    6.   EQUIPMENT FAILURES.  In the event of equipment failures or the occurrence of events beyond the Administrator's control which render the performance of the Administrator's functions under this Agreement impossible, the Administrator shall take reasonable steps to minimize service interruptions and is authorized to engage the services of third parties to prevent or remedy such service interruptions.

    7. INDEPENDENT CONTRACTOR. The Administrator shall, for all purposes herein, be deemed to be an independent contractor, and shall, unless otherwise expressly provided and authorized to do so, have no authority to act for or represent the Trust or the Funds in any way, or in any way be deemed an agent for the Trust or for the Funds. It is expressly understood and agreed that the services to be rendered by the Administrator to the Funds under the provisions of this Agreement are not to be deemed exclusive, and the Administrator shall be free to render similar or different services to others so long as its ability to render the services provided for in this Agreement shall not be impaired thereby. It is further understood that performance under this Agreement by the Administrator does not limit or expand the duties and responsibilities of Roger Engemann & Associates, Inc., as each Fund's Manager under the Investment Management Agreement dated September 3, 1997.

    8.   COMPENSATION.

         (a) As compensation for the services rendered by, and responsibilities assumed by, the Administrator during the term of this Agreement, the Funds will pay to the Administrator an administration fee in an amount equal to the per annum rate of each Fund's average daily net assets as follows:

         0.60% of the value of net assets up to and including $50,000,000; and

         0.50% of the value of net assets over $50,000,000 up to and including $500,000,000; and

         0.40% of the value of net assets over $500,000,000 up to and including $625,000,000; and

         0.30% of the value of net assets over $625,000,000.

         (b) The administration fee shall be accrued daily by each of the Funds and paid to the Administrator upon request.


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    9.   INDEMNIFICATION.  The Trust agrees to indemnify and hold harmless the
Administrator from all taxes, charges, expenses, assessments, claims and liabilities (including, without limitation, liabilities arising under the Securities Act of 1933, the Securities Exchange Act of 1934, the 1940 Act, and any state and foreign securities laws, all as amended from time to time) and expenses, including (without limitation) reasonable attorneys' fees and disbursements, arising directly or indirectly from any action or thing which the Administrator takes or does or omits to take or do (i) at the request or on the direction of or in reliance on the advice of the Trust or (ii) upon oral or written instructions from an officer of the Trust, provided, that the Administrator shall not be indemnified against any liability to the Trust or to shareholders (or any expenses incident to such liability) arising out of the Administrator's own willful misfeasance, bad faith, negligence or reckless disregard of its duties and obligations under this Agreement. The Administrator agrees to indemnify and hold harmless the Trust and its officers and Trustees from all claims and liabilities (including, without limitation, liabilities arising under the Securities Act of 1933, the Securities Exchange Act of 1934, the 1940 Act, and any state and foreign securities laws, all as amended from time to time) and expenses, including (without limitation) reasonable attorneys' fees and disbursements, arising directly or indirectly from any action or thing which the Administrator takes or does or omits to take or do which is in violation of this Agreement or not in accordance with instructions properly given by an officer of the Trust or arising out of the Administrator's own willful misfeasance, bad faith, negligence or reckless disregard of its duties and obligations under this Agreement.

    10. DURATION AND TERMINATION. This Agreement shall continue until termination by the Trust or the Administrator on 60 days' written notice to the other. This Agreement may be terminated as to one or more of the Funds without affecting its validity to any other Fund as to which it is not terminated. All notices and other communications hereunder shall be in writing.

    11. AMENDMENTS. This Agreement or any part hereof may be changed or waived only by an instrument in writing signed by the party against which enforcement of such charge or waiver is sought.

    12. BOOKS AND RECORDS. The Administrator agrees that all records which it maintains for each Fund are the property of such Fund, and the Administrator will surrender promptly to such Fund any such records upon the Fund's request. The Administrator further agrees to maintain and preserve any such records for the periods prescribed under the Rules promulgated under the 1940 Act.


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    13.  MISCELLANEOUS.

         (a) This Agreement embodies the entire agreement and understanding between the parties thereto, and supersedes all prior agreements and understandings, relating to the subject matter hereof.

         (b) The captions in this Agreement are included for convenience of reference only and in no way define or limit any of the provisions hereof or otherwise affect their construction or effect.

         (c) This Agreement shall be governed by and construed in accordance with the laws of the State of California as applicable to contracts between California residents entered into and to be performed entirely within California.

         (d) If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.

         (e) The Administrator acknowledges that it has received notice of and accepts the limitations of the Trust's liability set forth in Article VIII of this Agreement and Declaration of Trust. The Administrator agrees that the Trust's obligations under this Agreement shall be limited to the Funds and to their assets, and that the Administrator shall not seek satisfaction of any such obligation from the shareholders of the Funds nor from any trustee, officer, employee or agent of the Trust or the Funds.

         (f) This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors.

         (g) This Agreement may not be assigned without the mutual consent of the parties.


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    IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their officers designated below on the day and year first above written.


                                       THE PHOENIX-ENGEMANN FUNDS


                                       By:
                                          -------------------------------------
                                          Roger Engemann,
                                          President


                                       PHOENIX EQUITY PLANNING CORPORATION


                                       By:
                                          -------------------------------------
                                          Name:
                                                -------------------------------
                                          Title:
                                                -------------------------------



                                 Appendix A attached.


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                                      APPENDIX A


List of Funds subject to Administration Agreement:

1.  Phoenix-Engemann Growth Fund

2.  Phoenix-Engemann Balanced Return Fund

3.  Phoenix-Engemann Nifty Fifty Fund

4.  Phoenix-Engemann Global Growth Fund

5.  Phoenix-Engemann Small & Mid-Cap Growth Fund

6.  Phoenix-Engemann Value 25 Fund


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